UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2012

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 L Street, NW, Washington, DC	20005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

CoStar Group, Inc. (“CoStar”) and LoopNet Inc. (“LoopNet”) announced that on April 26, 2012, the Federal Trade Commission (“FTC”) accepted the Consent Order that was previously agreed between and among the FTC staff, CoStar, and LoopNet on April 17, 2012.  The Consent Order is subject to a 30-day public comment period and then final acceptance by the FTC.  However, there are no further regulatory approvals required to complete the merger of CoStar and LoopNet, as the waiting period under the Hart-Scott-Rodino Act was terminated upon the FTC’s acceptance of the Consent Order.

The Consent Order, which is publicly available on the FTC’s website at www.ftc.gov, provides, among other things, that CoStar and LoopNet divest LoopNet’s minority interest in Xceligent, Inc. (“Xceligent”).  On March 28, 2012, CoStar and LoopNet entered into a Purchase Agreement with DMG Information, Inc. (“DMGI”) pursuant to which DMGI will acquire LoopNet’s interest in Xceligent in exchange for approximately $4.0 million (including amounts for repayment of outstanding debt obligations), subject to the terms and conditions set forth therein.  Pursuant to the terms of the Consent Order, the parties intend to close the DMGI acquisition of LoopNet’s interest in Xceligent within 5 days of the closing of the merger of CoStar and LoopNet.

In addition, the Consent Order also requires CoStar to maintain certain business practices that the FTC believes are pro-competitive.  For example, the Consent Order requires CoStar to maintain its customary practice of selling its products separately and on a market-by-market basis.  It also requires CoStar to license its products to customers who have bought its competitors’ products on a non-discriminatory basis, which CoStar has always done in the past.  In addition, CoStar is required to maintain its customary licensing practices with respect to the length of its contracts, to allow customers with multi-year contracts to cancel with one year’s advance notice, and to agree to reduce the cost of any litigation with customers by offering to arbitrate certain disputes.

The parties intend to close the merger of CoStar and LoopNet, which remains subject to the satisfaction of other customary closing conditions, on or about April 30, 2012.

Cautionary Statements Regarding Forward-Looking Statements.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar’s financial expectations, the timing of the merger, the companies’ plans, objectives, expectations and intentions and other statements including words such as “hope,” “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and LoopNet and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the combination of CoStar and LoopNet does not result in or create the anticipated benefits for CoStar; the possibility that the merger or the sale of LoopNet’s interest Xceligent does not close when expected or at all; the possibility that the public comment and final acceptance process for the Consent Order could result in further regulatory implications; the possibility that the conditions, divestitures and changes relating to the operations or assets of LoopNet and CoStar as a result of the FTC’s consent order may result in unanticipated adverse effects on the combined company; the risk that expected cost savings or other synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that business disruption relating to the merger may be greater than expected; the risk that the negotiated credit facilities will not be available to pay a portion of the LoopNet merger consideration and transaction costs; failure to obtain any required financing on favorable terms; and the risk that the net proceeds of the June 2011 equity offering will not be used to fund cash consideration for the LoopNet acquisition. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2011, and LoopNet’s Annual Report on Form 10-K for the year ended December 31, 2011, each filed with the SEC, including in the “Risk Factors” section of each of these filings, and each company’s other filings with the SEC available at the SEC’s website (www.sec.gov). Neither CoStar nor LoopNet undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information.

In connection with the proposed acquisition of LoopNet, CoStar filed with the SEC, and the SEC declared effective, a Registration Statement on Form S-4 that included a preliminary proxy statement of LoopNet that also constituted a preliminary prospectus of CoStar. On June 7, 2011, CoStar filed a final prospectus and LoopNet filed a definitive proxy statement and LoopNet began mailing the proxy statement/prospectus to LoopNet stockholders, who approved the proposed transaction on July 11, 2011.  Investors and security holders are encouraged to read these materials as well as any other relevant documents filed with the SEC regarding the proposed transaction, because they contain important information regarding the proposed transaction. Copies of all documents filed with the SEC regarding the proposed transaction, including the proxy statement/prospectus, may be obtained free of charge at the SEC’s website, www.sec.gov. Copies of the proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, from CoStar’s website, www.costar.com/Investors.aspx under the tab “SEC Filings” or from LoopNet’s website, investor.loopnet.com, under the tab “Investor Relations.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date: April 26, 2012	/s/ Brian J. Radecki

Name: Brian J. Radecki
Title: Chief Financial Officer